Independent Auditors' Consent


We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement (No. 2-84751) of The 59 Wall Street Money Market Fund (a series of The 59 Wall Street Trust) of our report dated August 11, 1995, relating to U.S. Money Market Portfolio, appearing in the Statement of Additional Information, which is part of such Registration Statement.




/s/DELOITTE & TOUCHE


Grand Cayman, Cayman Islands
October 25, 1995